Exhibit 5.1

CLIFFORD CHANCE US LLP TWO MANHATTAN WEST 375 NINTH AVENUE NEW YORK, NY 10001-1696 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com
November 19, 2024
National Storage Affiliates Trust
8400 East Prentice Avenue, Ninth Floor
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration statement on Form S-3 (File No. 333-277750) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the offer and sale by the Company from time to time of the Company’s common shares of beneficial interest, par value $0.01 per share, having an aggregate offering price of up to $400,000,000 (the “Shares”), which are to be sold by the Company in accordance with the terms of the Sales Agreement, dated November 19, 2024 (the “Sales Agreement”), by and among the Company, NSA OP, LP, a Delaware limited partnership (the “Operating Partnership”), and each of (i) BofA Securities, Inc., BMO Capital Markets Corp., BTIG, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Regions Securities LLC, Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, as sales agent, forward seller (except with respect to BTIG, LLC and Capital One Securities, Inc.) and/or principal, and Nomura Securities International, Inc. (acting through BTIG, LLC as its agent), as forward seller to Nomura Global Financial Products, Inc., its relevant Forward Purchaser (as defined below) (collectively, the “Agents”), and (ii) Bank of America, N.A., Bank of Montreal, Citibank, N.A., Jefferies LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Nomura Global Financial Products, Inc., Regions Securities LLC, Robert W. Baird & Co. Incorporated, Truist Bank, and Wells Fargo Bank, National Association, as forward purchasers (collectively, the “Forward Purchasers”), including the possible entrance by the Company into one or more share purchase transactions with any of the Forward Purchasers as set forth in one or more separate letter agreements, each in substantially the form attached as Exhibit G to the Sales Agreement (each, a “Forward Confirmation”).
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Sales Agreement, any Forward Confirmation or any related Terms Agreement (as defined in the Sales Agreement) and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of trustees of the Company, the Shares will be legally issued, fully paid, and nonassessable.
This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP